Exhibit 10.30
Stanley Laybourne Retirement/Termination Program:
Summary of Key Terms

Agreement Effective Date:	May 1, 2007 (the “Agreement Date”)

Retirement Effective Date:	120 Days from the Agreement Date or at such time as the Company has hired and transitioned a new Chief Financial Officer, whichever is sooner, unless Company requests, and Retiree consents, that Retiree remain beyond 120 days (the “Retirement Date”). Retiree shall resign his Board position and shall retire from any other positions held within the Company or its affiliates on the Retirement Date.

Retirement Announcement Date:	May 2, 2007

Duties:	Between the Agreement Date and the Retirement Date, Stanley Laybourne (“Retiree”) will continue with his current duties and responsibilities as Chief Financial Officer (“CFO”), Treasurer and Secretary of Insight Enterprises, Inc. (“Insight”) as they existed prior to the Agreement Date in accordance with the terms of Retiree’s Employment Agreement, effective as of November 1, 2003 (the “Employment Agreement”). Retiree will assist, as requested, in Insight’s search for a new CFO and will participate and assist in the transition of his duties to the incoming CFO.

Continued Compensation:	Retiree will be paid his base salary until his Retirement Announcement Date and for 90 days following the Retirement Announcement Date, or for some greater period of time if the Company requests (and Retiree consents) that Retiree remain longer than 90 days beyond the Retirement Announcement Date, at the same rate of pay as in effect immediately prior to the Retirement Announcement Date.

2007 Incentive Compensation:	Retiree will receive a bonus for FY2007, calculated based on the incentive formula used for the most senior executives of Insight, whose incentive is based on Company-wide performance, and prorated to account for the actual period of time that Retiree remains employed at the Company (i.e. the Retirement Date).

Lump Sum Base Compensation:	Retiree will be paid $750,000, less amounts equal to 90 days base compensation, on the Retirement Date.

Incentive Compensation:	Retiree will be paid 2x the annual bonus that was awarded in FY2006 pursuant to the 2006 executive compensation plan unless Insight requests (and Retiree agrees) to extend his employment through December 2007, in which case the calculation referred to in this paragraph will be based on FY2006 or FY2007, whichever is greater.

Vested Options:	Retiree will be permitted to exercise all vested, unexercised options, through the Retirement Date subject to repricing, if any, in accordance with Insight’s restated 10-Ks. Currently, Retiree’s records reflect that he has 533,917 vested, unexercised options with an additional 26,667 to vest on May 6, 2007. Retiree will be permitted to exercise all vested, unexercised options within 90 days following the Retirement Date, except that the 90 day period shall be reasonably extended to prevent Retiree from forfeiting any options that Retiree could not exercise on the expiration of the 90 day period due to any blackout restrictions.

Releases:	The parties agree to execute mutual general releases. As consideration for the general release provided by the Company (which shall include claims known and unknown, including all claims arising from or relating to the granting, pricing or accounting for stock options provided by the Company during the time Retiree was employed), Retiree will:

1.	Execute a general release relating to any claims, known or unknown, that Retiree has against Insight, including, but not limited to, claims under the Employment Agreement or for any taxes Retiree might incur with respect to the repricing of any options previously awarded to him; notwithstanding the foregoing, Retiree shall not release any claims he has for indemnification or in connection with any retirement, 401(k) or savings plans, or to any life and health insurance plans. Retiree agrees to execute a standard form of undertaking, which shall be provided to Insight by Retiree, and which is mutually acceptable to Retiree and Insight.

2.	Surrender all unvested options and unvested restricted stock as of the Retirement Date.

3.	Cooperate fully with the Company in any and all future proceedings or inquiries consistent with the terms of the cooperation provision set forth in footnote 1.[1]

4.	Agree to be bound by all of the covenants set forth in Retiree’s employment agreement.

Restricted Stock:	Retiree will receive all vested that have been awarded to him as of the Retirement Date.

DAC Sale Proceeds:	On the Retirement Date, or on the date on which any others are paid out, whichever date is earlier, Retiree will be paid all owed holdback proceeds in connection with the DAC sale.

[1]	1. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during his employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company’s duty of cooperation includes, but is not limited to providing Executive and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding. In addition, Executive agrees to notify the Company’s Chief Legal Officer promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive promptly of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.

Accrued Vacation Time:	Retiree will be compensated in total for his accrued vacation time (150.38 hours + 8.333 hours per bi-monthly pay period after 4/15/07 (141.667 hours) = 292.047 total accrued hours less any vacation time taken up to the Retirement Date (value calculated based on formula used by Insight in usual course of business).

Benefit Plans:	Retiree will continue to participate in any retirement, 401(k) or savings plans, life insurance plan and health insurance plan in which he currently participates up to and including the Retirement Date. Retiree will be able to exercise any existing contractual rights under Insight’s benefit plans, including Insight’s life insurance plan, such rights to include, without limitation, Retiree’s right to continue coverage currently provided by such plans, in accordance with each plans’ terms. Retiree will be permitted to obtain COBRA coverage, at Retiree’s expense, in accordance with law and with the provisions of any insurance plan maintained by Insight for employees.

Death/Disability:	In the event of death or disability of Retiree during the 120 day period, or any period mutually agreed upon, Retiree’s heirs, executors, administrators, and legal representatives shall have the right to enforce this agreement in accordance with its terms.

Press Release/Public Filings:	Retiree will be provided with copies of any Insight press release regarding his retirement up through the time of his retirement. Any press release regarding Retiree’s retirement shall be issued after the Agreement Date and shall thank Retiree for his service and contributions to Insight.

Final Documents	The parties agree to work diligently, and cooperatively, to prepare final documents that effectuate the terms of this Retirement/Termination agreement. The parties further agree that the terms and conditions set forth in this memorandum constitute a binding agreement and this agreement shall be fully enforceable by its terms in the event final documents are not executed for any reason.

Approved and Agreed to on the date reflected below:

/s/ Stanley Laybourne	5/1/07
Stanley Laybourne	Date

/s/ Richard A. Fennessy	5/1/07
Rich Fennessy	Date
CEO Insight

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